EXHIBIT 10.29

February 22, 2019
Chris H. Finck

RE:     Letter Agreement regarding Severance Benefits (“Letter Agreement”)

Dear Chris,

This letter sets forth the agreement between you and Dean Foods Company (the “Company”) regarding certain terms and conditions of your employment.

1. Certain Definitions. In addition to definitions set forth elsewhere herein, for purposes of this Letter Agreement, the following terms shall be defined as set forth below:
”Cause” means (i) your conviction of any crime deemed by the Company to make your continued employment untenable; (ii) your willful and intentional misconduct or negligence that has caused or could reasonably be expected to result in material injury to the business or reputation of the Company; (iii) your conviction of, or entering a plea of guilty or nolo contendere to, a crime constituting a felony; (iv) your breach of any written covenant or agreement with the Company or (v) your failure to comply with or breach of the Company's “code of conduct” in effect from time to time.
“Code” means the Internal Revenue Code of 1986, as amended.
“Good Reason” means a termination of your employment by you following the occurrence of one or more of the following events: (i) a material reduction in your annual base salary or target annual bonus opportunity (unless a similar reduction is applied broadly to similarly situated employees), (ii) a material reduction in the scope of your duties and responsibilities, or (iii) the relocation of your principal place of employment to a location that is more than 50 miles from either Chicago, IL or Dallas, TX.
In order for a termination by you to constitute a termination for Good Reason, (i) you must notify the Company of the circumstances claimed to constitute Good Reason in writing not later than the 90th day after it has arisen or occurred, (ii) the Company must not have cured such circumstances within 30 days of receipt of such notice and (iii) you terminate employment within six months of such occurrence.

“Qualifying Termination” means (i) the involuntary termination of your employment by the Company (other than for Cause) or (ii) the voluntary termination of your employment with the Company for Good Reason. For all purposes under this Letter Agreement, you shall not have a “termination of employment” (and corollary terms) from the Company unless and until you have a “separation from service” from the Company (as determined under Treas. Reg. Section 1 409A-1(h), as uniformly applied in accordance with such rules as shall be established by the Company from time to time).
2. Severance Benefits. In the event you experience a Qualifying Termination, subject to the conditions imposed pursuant to Section 4 hereof, you will be entitled to receive the following “Severance Benefits”:

(a)	Cash Severance Payment. The Company shall pay you a cash severance payment equal to 12 months of your then current annual base salary (the “Cash Severance Payment”).

(b)
Short-Term Incentive (STI) Compensation. You will be eligible to receive a pro-rata portion of your annual cash bonus under the applicable Company STI plan for the calendar year in which the Qualifying Termination occurred (“Pro-Rata Bonus”). For purposes of calculating the Pro-Rata Bonus, the amount earned shall be based upon the degree to which the applicable performance criteria are ultimately achieved, as determined by the Compensation Committee on a basis applied uniformly to you as to other senior executives of the Company, and pro-rated based on the number of full months you worked during such year through (and including) the date of the Qualifying Termination.

(c)	Long-Term Incentive (LTI) Compensation.

(i)
Restricted Stock Units (“RSUs”). Your unvested RSUs will continue to vest up to the date of the Qualifying Termination, and any unvested RSUs as of the date of the Qualifying Termination will cancel. You will receive a lump sum cash severance payment equal to the value of a pro-rata portion of your cancelled unvested RSUs that would have vested in the calendar year in which the Qualifying Termination occurred (the “RSU Severance Payment”). For purposes of calculating the RSU Severance Payment, RSUs will be valued based on the average closing price for Dean common stock for the 30 calendar days immediately following the date of the Qualifying Termination and the pro-ration shall be based the number of full months you worked during the calendar year in which the Qualifying Termination occurred through (and including) the date of the Qualifying Termination.

(ii)
Performance Stock Units (“PSUs”). Your unvested PSUs will continue to vest up to the date of the Qualifying Termination, and any unvested PSUs as of the date of the Qualifying Termination will cancel. You will receive a lump sum cash severance payment equal to the value of shares earned and accrued with respect to completed annual performance periods (as set forth in the applicable PSU award agreement). Additionally, you will be eligible to receive a lump sum cash severance payment equal to the value of a pro-rated portion of your cancelled PSU awards related to the annual performance period that ends in the year in which the Qualifying Termination occurred, subject to actual performance results through the end of the applicable performance period as certified by the Compensation Committee. For purposes of calculating the PSU severance payments described above, PSUs will be valued based on the average closing price for Dean common stock for the 30 calendar days immediately following (a) the date of the Qualifying Termination or (b) the last day of the annual performance period that ends in the year in which the Qualifying Termination occurred, whichever is less, and the pro-ration shall be based the number of full months you worked during the applicable annual performance period.
All other outstanding and unvested LTl awards not specifically addressed in this Letter Agreement shall terminate effective as of the date of the Qualifying Termination.
The provisions of this Letter Agreement are in lieu of any severance benefits otherwise provided under the Dean Foods Company Amended and Restated Executive Severance Pay Plan (as amended November 8, 2017), and you acknowledge that you shall not participate in such plan.
Severance Benefits shall be reduced by such amounts as may be required under all applicable federal, state, local or other laws or regulations to be withheld or paid over with respect to such payment.
You shall not (i) receive any Severance Benefits upon a termination of employment other than a Qualifying Termination or (ii) be entitled to duplicate benefits pursuant to this Letter Agreement and any other plan or agreement.

3.	Timing of Payments.

(a)	Except as otherwise provided in Section 3(b), subject to the satisfaction of the conditions set forth in Section 4 hereof:

(i)
The Cash Severance Payment and the RSU Severance Payment will be paid in two approximately equal annual installments. The first such installment shall be made on the later of (i) six months and one day after the date of the Qualifying Termination and (ii) the January 1 following the date of such Qualifying Termination, and the remaining annual installment shall be made on January 1 of the next calendar year immediately following the date of the payment of the first installment.

(ii)
The Pro-Rata Bonus will be paid at the same time as generally applicable under the Company's annual STI plan, after certification of performance results by the Compensation Committee, but in no event later than March 15 in the calendar year following the date of the Qualifying Termination.

(iii)
All Severance Benefits that are contingent on the achievement of performance criteria other than (or in addition to) the value of the Company's common stock shall be paid not later than 75 days after the end of the applicable performance measurement period.

(b)
In no event shall any such portion of the Severance Benefits be paid prior to the last date by which you would be required to deliver the release required under, or to agree to comply with any additional conditions imposed pursuant to, Section 4 hereof.

4.
Conditions to Payment of Severance Benefits. Notwithstanding any provision herein to the contrary, payment of the Severance Benefits provided above are conditioned upon (i) your execution and non-revocation of a separation and release agreement in a form and in substance reasonably satisfactory to the Company within 60 days after your termination of employment, which may include such additional conditions as the Company may deem necessary or appropriate to protect and/or promote the interests of the Company, including your agreement not to compete with, not to solicit employees or customers from, and/or not to use or disclose confidential information of, the Company and its Subsidiaries for an agreed period of time. Any additional conditions imposed by the Company under the immediately preceding sentence shall be communicated to you not later than five business days after your termination date, and must be agreed to by you within 60 days following your termination of employment in order for you to be eligible to receive the Severance Benefits subject to such condition.

5.
Section 409A. This letter is intended to comply with Section 409A of the Code or an exemption thereto, and, to the extent necessary in order to avoid the imposition of an additional tax on you under Section 409A of the Code, payments may only be made under this letter upon an event and in a manner permitted by Section 409A of the Code. Any payments or benefits that are provided upon a termination of employment shall, to the extent necessary in order to avoid the imposition of any additional tax on you under Section 409A of the Code, not be provided unless such termination constitutes a “separation from service” within the meaning of Section 409A of the Code. The Company makes no representations that the payments and benefits provided under this letter comply with Section 409A of the Code and in no event shall the Company or any of its directors, officers or employees have any liability to you in the event such Section 409A applies to any benefit provided pursuant to this letter in a manner that results in adverse tax consequences for you or any of your beneficiaries or transferees.

6.	General.

(a)
This Letter Agreement represents the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

(b)
This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors, and assigns whether such succession is, in the case of the Company, direct or indirect by purchase, merger, consolidation, change in control or otherwise.

(c)
This Agreement is made pursuant to and shall be governed, construed, and enforced in all respects and for all purposes in accordance with the laws of the state of Texas without regard to the law of conflicts. Should any provision of this Agreement be declared or determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby, and said illegal or invalid part, term, or provision shall be deemed not to be a part of this Letter Agreement.

7.	Signatures and Counterparts. This Letter Agreement may be executed in counterparts. A facsimile of this Agreement and signatures shall be as effective as an original.

Dean Foods Company

By:     /s/ Jose A. Motta
Name: Jose A. Motta
Title:     Senior Vice president, Human Resources

Acknowledged and Agreed:

/s/ Chris H. Finck
Chris H. Finck

Date: February 22, 2019